Exhibit 99.1

STERIS CORPORATION

NEWS ANNOUNCEMENT

FOR IMMEDIATE RELEASE

STERIS CORPORATION ANNOUNCES FISCAL 2010 FIRST QUARTER RESULTS

• Fiscal 2010 Outlook Unchanged

• Board of Directors Approves Regular Quarterly Dividend

Mentor, Ohio (July 30, 2009) - STERIS Corporation (NYSE: STE) today announced financial results for its fiscal 2010 first quarter ended June 30, 2009. Fiscal 2010 first quarter revenues were $283.5 million compared with $311.6 million in the first quarter of fiscal 2009, a decline of 9%. On a constant currency basis, revenues decreased 7%. Operating profit increased 22% to $42.9 million, or 15.1% of revenues, compared with $35.0 million, or 11.2% of revenues in the first quarter of fiscal 2009. Fiscal 2010 first quarter net income was $25.5 million, or $0.43 per diluted share, compared with net income of $25.5 million, or $0.43 per diluted share, in the first quarter of fiscal 2009.

“While our first quarter proved to be challenging from a top-line perspective, we are pleased with our solid operating performance,” said Walt Rosebrough, President and Chief Executive Officer of STERIS. “In particular, capital equipment in our Healthcare segment was impacted by challenging market dynamics as well as the timing of shipments. However, we are cautiously optimistic that our year-over-year growth rates will improve in the coming quarters, and are increasingly comfortable with our earnings per share guidance. As a result, our outlook for the full fiscal year is unchanged.”

Segment Results

Healthcare revenues in the quarter were $200.6 million compared with $224.1 million in the first quarter of fiscal 2009, a decline of 10%. Strength in consumables was more than offset by declines in capital equipment and service, reflecting lower spending by hospital Customers across most major product categories. Backlog levels at quarter end were $132.4 million, an increase of 16% compared with the same time last year. Operating income was $32.1 million, an increase of 10% compared with the prior year period, driven by efficiency initiatives across the segment.

Life Sciences first quarter revenues were $46.1 million compared with $48.0 million in the first quarter of fiscal 2009, a decline of 4%. Strength in consumables was more than offset by a decline in

STERIS Corporation

News Announcement

capital equipment and service revenues. Backlog levels at quarter end were $46.3 million, a decline of 7% compared with the prior year period. Life Sciences operating income was $4.8 million, an increase of $3.7 million compared with the prior year period, driven by our focus on higher margin capital equipment and overall operating efficiencies.

Fiscal 2010 first quarter revenues for Isomedix Services were $35.4 million compared with $36.9 million in the same period last year, a decline of 4%. Revenues were affected by the previously disclosed sale of two facilities during fiscal 2009, which were partially offset by a modest improvement in demand from medical device Customers. Operating income was $8.3 million in the quarter compared with $8.2 million in the first quarter of last year.

Cash Flow

Net cash provided by operations for the first quarter of fiscal 2010 was $32.6 million, compared with net cash provided by operations of $28.7 million in the same period last year. Free cash flow (see note 1) for the first quarter of fiscal 2010 was $24.4 million, compared with free cash flow of $18.1 million in the prior year quarter. The growth in free cash flow was driven by improved working capital management and lower capital spending.

Regular Quarterly Dividend Announced

The Company also announced today that STERIS’s Board of Directors has authorized a regular quarterly dividend in the amount of $0.11 per common share. The dividend is payable September 17, 2009 to shareholders of record at the close of business on August 20, 2009.

Outlook

Based upon first quarter results and current anticipated trends, the Company’s expectations are unchanged for the full fiscal year, with revenues flat to down mid-single digits and earnings per diluted share of $1.80 to $2.00. This outlook assumes the average forward exchange rates for the U.S. dollar and key international currencies as of June 30, 2009. Refer to the earnings announcement dated May 7, 2009 for the detailed full year outlook and other assumptions.

STERIS Corporation

News Announcement

Conference Call

In conjunction with this release, STERIS Corporation management will host a conference call today at 10:00 a.m. Eastern time. The conference call can be heard live over the Internet at www.steris-ir.com or via phone by dialing 1-800-369-8428 in the United States and Canada, and 1-773-799-3378 internationally, then referencing the password “STERIS”.

For those unable to listen to the conference call live, a replay will be available from 12:00 p.m. Eastern time on July 30, 2009, until 5:00 p.m. Eastern time on August 13, 2009, either over the Internet at www.steris-ir.com or via phone by calling 1-866-416-1187 in the United States and Canada, and 1-203-369-0718 internationally.

About STERIS

The mission of STERIS Corporation is to provide a healthier today and safer tomorrow through knowledgeable people and innovative infection prevention, decontamination and health science technologies, products and services. The Company has approximately 5,000 dedicated employees around the world working together to supply a broad array of solutions by offering a combination of equipment, consumables and services to healthcare, pharmaceutical, industrial and government Customers. The Company is listed on the New York Stock Exchange under the symbol STE. For more information, visit www.steris.com.

Contact: Julie Winter, Director, Investor Relations at 440-392-7245.

(1) Free cash flow is a non-GAAP number used by the Company as a measure to gauge its ability to fund future growth opportunities, repurchase common shares, and pay cash dividends. Free cash flow is defined as cash flows from operating activities less purchases of property, plant, equipment and intangibles, net, plus proceeds from the sale of property, plant, equipment and intangibles. STERIS’s calculation of free cash flow may vary from other companies.

# # #

This news release, and the conference call referenced here, may contain statements concerning certain trends, expectations, forecasts, estimates, or other forward-looking information affecting or relating to the Company or its industry that are intended to qualify for the protections afforded “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 and other laws and regulations. Forward-looking statements speak only as to the date of this report, and may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “outlook,” “potential,” “confidence,” “improve,” “optimistic,”

STERIS Corporation

News Announcement

“comfortable,” and “seeks,” or the negative of such terms or other variations on such terms or comparable terminology. Many important factors could cause actual results to differ materially from those in the forward-looking statements including, without limitation, disruption of production or supplies, changes in market conditions, political events, pending or future claims or litigation, competitive factors, technology advances, actions of regulatory agencies, and changes in government regulations or the application or interpretation thereof. Other risk factors are described in the Company’s Form 10-K and other securities filings. Many of these important factors are outside STERIS’s control. No assurances can be provided as to any outcome from litigation, regulatory action, administrative proceedings, government investigations, warning letters, cost reductions, business strategies, level of share repurchases or dividends, earnings and revenue trends, expense reduction or other future financial results. Unless legally required, the Company does not undertake to update or revise any forward-looking statements even if events make clear that any projected results, express or implied, will not be realized. Other potential risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, (a) the potential for increased pressure on pricing that leads to erosion of profit margins, (b) the possibility that market demand will not develop for new technologies, products or applications, or the Company’s business initiatives will take longer, cost more or produce lower benefits than anticipated, (c) the possibility that application of or compliance with laws, court rulings, regulations, regulatory actions, including without limitation previously disclosed FDA warning letters and government investigations, certifications or other requirements or standards may delay or prevent new product introductions, affect the production and marketing of existing products, or otherwise affect Company performance, results, or value, (d) the potential of international unrest or effects of fluctuations in currencies, tax assessments or rates, raw material costs, benefit or retirement plan costs, or other regulatory compliance costs, (e) the possibility of reduced demand, or reductions in the rate of growth in demand, for the Company’s products and services, (f) the possibility that anticipated cost savings or other results may not be achieved, or that transition, labor, competition, timing, execution, regulatory, governmental, or other issues or risks associated with the matters described in this release, and the conference call referenced here, may adversely impact Company performance, results, or value, (g) the effect of the credit crisis on our ability, as well as the ability of our customers and suppliers, to adequately access the credit markets when needed, and (h) those risks described in our Annual Report on Form 10-K for the year ended March 31, 2009, filed with the SEC on May 30, 2009, under Item 1A, “Risk Factors.”

STERIS Corporation

Consolidated Condensed Statements of Income

(In thousands, except per share data)

	Three Months Ended June 30,
	2009	2008
	(Unaudited)	(Unaudited)

Revenues	$283,543	$311,565
Cost of revenues	158,707	181,064

Gross profit	124,836	130,501

Operating expenses:
Selling, general, and administrative	74,605	87,348
Research and development	7,580	8,279
Restructuring expense	(211)	(166)

Total operating expenses	81,974	95,461

Income from operations	42,862	35,040
Non-operating expense, net	2,865	1,385
Income tax expense	14,455	8,155

Net income	$25,542	$25,500

Earnings per common share (EPS) data:
Basic	$0.44	$0.43

Diluted	$0.43	$0.43

Cash dividends declared per common share outstanding	$0.11	$0.06

Weighted average number of common shares outstanding used in EPS computation:
Basic number of common shares outstanding	58,517	58,694
Diluted number of common shares outstanding	58,984	59,647

STERIS Corporation

Consolidated Condensed Balance Sheets

(In thousands)

	June 30, 2009	March 31, 2009
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$176,072	$154,180
Accounts receivable, net	205,327	238,438
Inventories, net	137,533	130,218
Other current assets	25,053	30,294

Total Current Assets	543,985	553,130

Property, plant, and equipment, net	350,171	350,996
Goodwill and intangible assets, net	312,991	305,189
Other assets	8,050	7,624

Total Assets	$1,215,197	$1,216,939

Liabilities and Equity
Current liabilities:
Accounts payable	$51,514	$68,573
Other current liabilities	113,309	133,453

Total Current Liabilities	164,823	202,026

Long-term debt	210,000	210,000
Other liabilities	76,632	86,748
Equity	763,742	718,165

Total Liabilities and Equity	$1,215,197	$1,216,939

STERIS Corporation

Consolidated Condensed Statements of Cash Flows

(In thousands)

	Three Months Ended June 30,
	2009	2008
	(Unaudited)	(Unaudited)
Operating Activities:
Net income	$25,542	$25,500
Non-cash items	11,568	20,971
Working capital adjustments	(4,490)	(17,744)

Net cash provided by operating activities	32,620	28,727

Investing Activities:
Purchases of property, plant, equipment, and intangibles, net	(8,355)	(10,615)
Proceeds from sale of property, plant, equipment and intangibles	175	7

Net cash used in investing activities	(8,180)	(10,608)

Financing Activities:
(Payments) proceeds under credit facilities, net	—	(1,720)
Repurchases of common shares	—	(31,584)
Cash dividends paid to common shareholders	(6,441)	(3,513)
Tax benefit from stock options exercised	47	1,413
Stock options and other equity transactions, net	152	14,302

Net cash used in financing activities	(6,242)	(21,102)
Effect of exchange rate changes on cash and cash equivalents	3,694	153

Increase in cash and cash equivalents	21,892	(2,830)
Cash and cash equivalents at beginning of period	154,180	51,868

Cash and cash equivalents at end of period	$176,072	$49,038

STERIS Corporation Segment Data (In thousands)
	Three Months Ended June 30,
	2009	2008
	(Unaudited)	(Unaudited)
Segment Revenues:

Healthcare	$200,604	$224,065
Life Sciences	46,116	48,039
STERIS Isomedix Services	35,407	36,863

Total Reportable Segments	282,127	308,967
Corporate and Other	1,416	2,598

Total Segment Revenues	$283,543	$311,565

Segment Operating Income (Loss):

Healthcare	$32,102	$29,230
Life Sciences	4,779	1,047
STERIS Isomedix Services	8,339	8,187

Total Reportable Segments	45,220	38,464
Corporate and Other	(2,358)	(3,424)

Total Segment Operating Income	$42,862	$35,040

STERIS Corporation

Non-GAAP Disclosures (Unaudited)

(In thousands, except per share data)

The following table presents financial measures which are considered to be “non-GAAP financial measures” under Securities Exchange Commissions rules. Free cash flow is defined by the Company as cash flows from operating activities less purchases of property, plant, equipment and intangibles, net (capital expenditures), plus proceeds from the sale of property, plant, equipment and intangibles. The Company uses free cash flow as a measure to gauge its ability to fund future growth opportunities, repurchase common shares, and pay cash dividends. STERIS’s calculation of free cash flow may vary from other companies.

	Three Months Ended June 30,
	2009	2008
	(Unaudited)	(Unaudited)
Calculation of Free Cash Flow:
Cash flows from operating activities	$32,620	$28,727
Purchases of property, plant, equipment, and intangibles, net	(8,355)	(10,615)
Proceeds from the sale of property, plant, equipment, and intangibles	175	7

Free Cash Flow	$24,440	$18,119